EXHIBIT 10.19
                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement (the "Agreement"), effective April 1, 1997 (the "Effective Date"), is between Belleview 1992 Income Fund L.P. with offices located at 10 Inverness Drive East, Suite 101, Englewood, CO 80112 ("SELLER"), and , Cliffwood Oil & Gas Corp. whose offices are located at 110 Cypress Station Drive, Suite 220, Houston, TX 77090 ("BUYER").

                                    RECITALS:

      SELLER owns certain oil and gas properties as detailed on Exhibit "A" and related contractual rights and desires to sell these properties and transfer these contractual rights.

      BUYER desires to purchase these properties from SELLER and acquire these contractual rights.

      Accordingly, in consideration of the mutual promises contained in this Agreement, BUYER and SELLER agree as follows:

ARTICLE 1.  PURCHASE AND SALE

1.1 THE PROPERTY. Subject to the terms of this Agreement, SELLER agrees to sell and assign to BUYER and BUYER agrees to purchase and acquire from SELLER all of SELLER's right and title to, and interest in, the following (collectively the "Property"):

      1.1.1 The oil, gas and mineral lease(s) and other interests in oil and gas described in Exhibit A, Part I and all rights, privileges and obligations appurtenant to the leases (the "Leases");

      1.1.2 All rights in any unit in which the Leases are included, to the extent that these rights arise from and are associated with the Leases, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority;

      1.1.3 All oil, gas and condensate wells (whether producing, not producing or temporarily abandoned but not permanently abandoned wells), water source, water injection and other injection or disposal wells listed on Exhibit A, Part II ( the "Wells") and/or located on the Leases or lands unitized or pooled with the Leases;

      1.1.4 All equipment, pipelines, facilities and other personal property on the Leases used in developing or operating the Leases or producing, treating, storing, compressing, processing, gathering, or transporting hydrocarbons on or from the Lease, other than that specifically designated as retained property in Exhibit A, Part I or excluded from the Property in Section 1.2;

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      1.1.5 All easements, rights-of-way, licenses, permits, servitude and similar interests applicable to or used in operating the Leases or the personal property described above, to the extent they are assignable or transferrable and subject to any consents to assignment or transfer to which they may be subject, including without limitation those described in Exhibit A, Part I;

      1.1.6 All contracts and contractual rights, obligations and interests relating to the Leases, including without limitation unit agreements, farmout agreements, farmin agreements, operating agreements, and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements (the "Related Contracts"), including without limitation those Related Contracts described in Exhibit A, Part I,

      1.1.7 All Hydrocarbon production from the Wells and Leases; and

      1.1.8 All original files (or if originals are not available, legible copies), records, data (including without limitation engineering, seismic, geological, geophysical and other technical data) and information relating to the items in Section 1, Subsections 1.1.1 through 1.1.7, maintained by the SELLER (the "Records").

1.2 EXCLUSIONS. The Property sold and assigned under this Agreement does not include:

         1. Trade credits, accounts and notes receivable and adjustments or refunds (including without limitation transportation tariff refunds, take-or-pay claims, audit adjustments claims for under-or-non-payment and claims with respect to breach of contract) attributable to the Property with respect to any period before the Effective Date.

1.3   OWNERSHIP OF PRODUCTION FROM THE PROPERTY.

      1.3.1 PRODUCTION BEFORE THE EFFECTIVE DATE. SELLER owns all oil, gas, condensate liquid and liquifiable natural gas products, and distillate ("Hydrocarbons") produced from the Property before the Effective Date. If Hydrocarbons produced from the Property before the Effective Date are stored in the Lease stock tanks on the Effective Date (the "Stock Tank Oil"), BUYER shall purchase the Stock Tank Oil above pipeline connections in the stock tanks from SELLER at the prevailing market value in the area, adjusted for grade and gravity and less taxes. BUYER will pay SELLER for the Stock Tank Oil by upward adjustment to the Purchase Price, as provided in Section 7.4.3. SELLER and BUYER shall accept the Lease operator's tank gauge readings or other inventory records of the Stock Tank Oil adjusted for the above pipeline connection tank bottoms.

      1.3.2 PRODUCTION AFTER THE EFFECTIVE DATE. BUYER owns all Hydrocarbons produced from the Property on and after the Effective Date. SELLER will sell on BUYER's behalf all Hydrocarbons produced from the Property between the Effective Date and the Closing Date. SELLER will credit BUYER for the proceeds of these sales as a downward adjustment to the Purchase Price at Closing and, as provided in Section 7.4.3. Subject to any continuing sale obligations under the Related Contracts,

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BUYER may sell Hydrocarbons produced from the Property on and after the Closing
Date as it deems appropriate. Provided, however, that the downward adjustment to the Purchase Price shall be calculated at no less than the fair market value of such production at the time it is sold, pursuant to arms-length transactions with parties unaffiliated with the seller of the production or with SELLER.


ARTICLE 2. PURCHASE PRICE

2.1 PURCHASE PRICE. BUYER shall pay SELLER at Closing Four Million and No/100 Dollars ($4,000,000.00) by cashiers check or bank wire transfer plus 550,000 shares of Class A Common Stock of Cliffwood Oil & Gas Corp. (Stock") and warrants to purchase 275,000 shares of Class A Common Stock of Cliffwood Oil & Gas Corp. for $4.25 per share ("Warrant") for the Property (the "Purchase Price"), subject to any adjustments to the Purchase Price made at Closing and subsequently in the post-closing final accounting under Section 7.4 which such adjustments shall be made in cash. The Stock and the Warrant shall be transferred pursuant to the Common Stock and Warrant Purchase Agreement in the form of Exhibit D hereto ("Stock Agreement") and the Stock Purchase Warrant in the form of Exhibit E hereto ("Purchase Warrant"). SELLER acknowledges that the Stock and the Warrant shall bear legends stating that neither the Stock nor the Warrant have been registered under the Securities Act of 1933 nor under any state securities or blue sky laws and that the Stock and the Warrant issued to SELLER will have legends restricting their transfer.

      DEPOSIT. Within 5 business days after this Agreement is fully executed, BUYER shall pay SELLER $300,000 cash, by bank wire transfer, as an earnest money deposit (the "Deposit"). If the transactions contemplated by this Agreement should fail to close due to a breach of this Agreement by BUYER, then SELLER shall keep the Deposit as liquidated damages and not as a penalty and in lieu of any and all other remedies of SELLER for BUYER's failure to perform and SELLER shall retain the Property. If the transactions contemplated by this Agreement shall fail to close for any reason other than BUYER's breach of this Agreement, then SELLER shall immediately refund the Deposit to BUYER.

2.3 CLOSING ADJUSTMENTS. No later than five (5) business days prior to Closing, SELLER shall deliver to BUYER, SELLER's proposed adjustments to the Purchase Price for BUYER's review and approval. Such adjustments shall include:

            2.3.1 UPWARD ADJUSTMENTS TO THE PURCHASE PRICE FOR All actual production expenses, operating expenses, overhead charged under applicable operating agreements, and capital expenditures, which must be approved by BUYER if such expenditure occurs after the date that this Agreement is fully executed and exceeds the

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amount allowed for under the applicable joint operating agreement, (including without limitation royalties, minimum royalties, rentals and prepaid charges) paid by SELLER and attributable to operation of the Property on and after the Effective Date;

            23.2   Downward adjustments to the  Purchase Price for

                   (i) Any proceeds received by SELLER for production from the Property on and after the Effective Date or the value thereof, as provided in
Section 1.3.2 of this Agreement; and

                   (ii) Any other amounts to which BUYER is entitled under this Agreement, including provisions under Article 10; and

                   (iii) The amount of the Deposit.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

3.1 RECIPROCAL REPRESENTATIONS AND WARRANTIES. Each SELLER and BUYER represent and warrant to the other that as of the Effective Date and the Closing Date:

      3.1.1 CORPORATE/PARTNERSHIP AUTHORITY. It is a corporation/partnership duly organized and in good standing under the laws of its state of origination, and has all the requisite power and authority to enter into and perform this Agreement.

      3.1.2 REQUISITE APPROVALS. It has taken all necessary actions pursuant to its Articles or Certificate of Incorporation or Partnership, By-laws and other governing documents to fully authorize it to consummate the transaction contemplated by this Agreement.

      3.1.3 VALIDITY OF OBLIGATION. This Agreement and all documents it is to execute and deliver on or before the Closing Date have been duly executed by its appropriate officials and constitute valid and legally binding obligations, enforceable against it in accordance with the terms of this Agreement and such documents.

      3.1.4 IMPEDIMENTS TO CONSUMMATION OF AGREEMENT. It's executing, delivering and performing this Agreement does not conflict with or violate any agreement or instrument to which it is a party, or any law, rule, regulation, ordinance, judgment, decree or order to which it is subject. 3.1.5 BANKRUPTCY. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

      3.1.6 BROKER'S FEES. It has not incurred any obligation for brokers, finders or similar fees for which the other party would be liable.

3.2 BUYER'S REPRESENTATIONS AND WARRANTIES. BUYER represents and warrants to SELLER that as of the Effective Date and the Closing Date:

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      3.2.1 INDEPENDENT EVALUATION. BUYER is experienced and knowledgeable in the oil and gas business. BUYER has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, environmental and other professional counsel concerning this transaction, the Property and the value thereof.

      3.2.2 QUALIFICATION. BUYER or its designated agent is now or at Closing will be, and thereafter will continue to be, qualified to operate federal and State of Nebraska oil, gas and mineral leases, including meeting all bonding requirements.

      3.2.3 SECURITIES LAWS. BUYER has complied with all federal and state securities laws, if any, applicable to the purchase of the Property and will comply with such laws if it subsequently disposes of all or any part of the Property.

      3.2.4 PHYSICAL AND ENVIRONMENTAL MATTERS. Prior to Closing and as a condition of Closing, BUYER will have had access to the Property, the public records and SELLER's files for all purposes, including without limitation for the purpose of detecting the presence of asbestos and the presence and concentration of naturally-occurring radiative materials and satisfied itself as to the physical condition and environmental condition of the property, both surface and subsurface. BUYER acknowledges that no representations have been made by SELLER regarding environmental conditions or physical conditions, past or present.

3.3 SELLER'S REPRESENTATIONS. SELLER represents to BUYER that as of the Effective Date and the Closing Date:

      3.3.1 COMPLIANCE WITH LAWS. SELLER has no notice to the effect that any portion of the property has been or is being operated in violation of any applicable law, rule, regulation or order of a governmental authority with jurisdiction, including without limitation, any environmental laws, rules, orders or regulations of any federal, state or municipal body, the Comprehensive Environmental Response, Compensation and Liability Act, of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, the Toxic Substance Control Act, and the Hazardous Materials Transportation Act, and to the best of SELLER's knowledge, the Property has been operated prior to the Effective Date in substantial compliance with all applicable laws, rules, regulations and orders of all governmental authorities with jurisdiction over the Property, including without limitation all environmental laws, rules, orders or regulations of all federal, state or municipal body, the Comprehensive Environmental Response, Compensation and Liability Act, of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended the Safe Drinking Water Act, the Toxic Substance Control Act, and the Hazardous Materials Transportation Act and SELLER is not in default under any permit, license or agreement relating to the operation and maintenance of the Property.

      3.3.2 LAWSUITS AND CLAIMS. SELLER has no notice of any lawsuit, claim or demand pending or threatened related to the Property and to the best of SELLER's

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knowledge, there are no lawsuits, claims, or demands pending or threatened in writing against SELLER or the operator of any portion of the Property, nor any compliance orders or notices of probable violation or similar governmental agency actions relating to the Property or the operation of the Property, except as disclosed in writing by SELLER no later than ten (10) business days prior to Closing.

      3.3.3 PREFERENTIAL RIGHTS AND CONSENTS. Except as shown on Exhibit A, Part III attached hereto, there are no preferential rights of purchase, rights of first refusal, or similar rights with respect to any of the Property. Except as shown on Exhibit A, Part III there are no consents or approvals, governmental or otherwise, required to permit or enable SELLER to transfer to BUYER the ownership and operation of the Property as contemplated by this Agreement.

      3.3.4 TAKE-OR-PAY. SELLER is not obligated by virtue of any prepayment arrangement under any contract for the sale of Hydrocarbons containing a "take-or-pay" or similar provision, a production payment, "make-up" obligation, gas imbalance, or any other arrangement to deliver Hydrocarbons produced from the Property at some future time without then or thereafter receiving full payment therefore, and SELLER's interest in the Property is not subject to any non-consent or other penalty or provision which would prevent BUYER from taking the working interest share of production from each Well.

      3.3.5 OPEN AFE'S. Except as set forth on Exhibit A, Part V attached hereto, there are no outstanding authorizations for expenditures.

      3.3.6 TAXES. Except for those taxes and assessments for which a purchase price adjustment is made under Article 7.4.3.2, all ad valorem, property, production, severance, excise and similar taxes and assessments on the Property that have become due and payable before the Effective Date have been paid.

      3.3.7 CONTRACTS. SELLER has received no notice of default under any of the Leases or Related Contracts. To the best of SELLER's knowledge (i) all Leases and Related Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto enforceable in accordance with their respective terms; (ii) SELLER is not in material breach or default with respect to any of its obligations pursuant to any of the Leases or Related Contracts; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties, production payments, and valid calls under unit or operating agreements) due thereunder have been timely paid.

      3.3.8 OPERATION OF THE PROPERTY. To the best of SELLER's knowledge, the operators of the Property have operated the Property in a good and workmanlike manner in accordance with good oilfield practices.

      3.3.9 PERFORMANCE OF OBLIGATIONS. SELLER, and to the best of SELLER's knowledge, the operators of the Property, have complied with and performed all terms and conditions of the Leases, whether express or implied, and made all payments due under the Leases and no Lease has been forfeited, released, terminated or surrendered.

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      3.3.10 CALLS ON PRODUCTION. No party or person has the right to purchase production from any portion of the Property pursuant to a call on production or right of first refusal or similar arrangement.

      3.3.11 SALES CONTRACTS. No production from the Property is sold under any arrangement or committed to a sales contract which cannot be terminated upon 60 days or less notice.

3.4 NOTICE. SELLER and BUYER shall each give the other prompt written notice of any matter materially affecting any of its representations or warranties under this Article 3 or rendering any such warranty or representation untrue.

ARTICLE 4. WARRANTIES

4.1 TITLE; ENCUMBRANCES. SELLER SELLS AND TRANSFERS THE PROPERTY TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS AND ENCUMBRANCES, AND WITHOUT WARRANTY OF TITLE EXPRESS, STATUTORY, OR IMPLIED, EXCEPT BY, THROUGH AND UNDER SELLER AND AS SET FORTH IN THIS SECTION 4.1.. SELLER HEREBY WARRANTS SELLER HAS NOT ALLOWED ANY LIENS, MORTGAGES, SECURITY INTERESTS AND SIMILAR ENCUMBRANCES TO BE PLACED ON THE PROPERTY. SELLER HEREBY WARRANTS GOOD AND DEFENSIBLE TITLE TO THE PROPERTY BY, THROUGH AND UNDER SELLER BUT NOT OTHERWISE AND AGREES TO INDEMNIFY AND SAVE BUYER HARMLESS, INCLUDING WITHOUT LIMITATION FOR REASONABLE ATTORNEY'S FEES, FEES OF EXPERTS AND COURT COSTS, FROM AND AGAINST ALL ADVERSE CLAIMS TO THE TITLE TO THE PROPERTY BY THROUGH OR UNDER SELLER. SELLER AGREES THAT BUYER IS HEREBY SUBROGATED TO ANY AND ALL RIGHTS THAT SELLER MAY HAVE AGAINST ANY PREDECESSOR OF SELLER WITH RESPECT TO TITLE TO THE PROPERTY OR CLAIMS AGAINST SUCH TITLE. SELLER HEREBY REPRESENTS AND WARRANTS THAT TO THE BEST OF ITS KNOWLEDGE, ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS AND ENCUMBRANCES ARE DISCLOSED.

4.2 OTHER PROPERTY WARRANTIES. EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 4.1, SELLER SELLS AND TRANSFERS THE PROPERTY TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MERCHANTABILITY OF THE PROPERTY, OR (ii) THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE. BUYER HAS INSPECTED, OR BEFORE CLOSING WILL HAVE INSPECTED OR BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTY AND IS SATISFIED AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION (BOTH SURFACE AND SUBSURFACE) OF THE PROPERTY AND ACCEPTS THE PROPERTY "AS IS", "WHERE IS", AND "WITH ALL FAULTS."

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 4.3 INFORMATION ABOUT THE PROPERTY. SELLER MAKES NO WARRANTY OR REPRESENTATION,
EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTY; (ii) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF
ANY) ATTRIBUTABLE TO THE PROPERTY; (iii) THE ABILITY OF THE PROPERTY TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTY, OR (v) THE ENVIRONMENTAL CONDITION OF THE PROPERTY. ANY AND ALL DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK.

ARTICLE 5. TITLE EXAMINATION AND PHYSICAL INSPECTION

5.1 INFORMATION AND ACCESS. To allow BUYER to confirm SELLER's title to the Property, SELLER shall give BUYER, and BUYER's authorized representatives, at mutually agreeable times before Closing, access to all title opinions andaccounting, contract, land and lease records, to the extent such data and records are in SELLER's possession and relate to the Property. During due diligence, BUYER may photocopy such records at its sole expense. BUYER shall keep confidential all information made available to BUYER until Closing. BUYER shall take all reasonable steps necessary to ensure that BUYER's authorized representatives comply with the provisions of this Section 5.1.

5.2 TITLE PENDING GOVERNMENTAL CONSENTS. Until SELLER and BUYER obtain federal and state approval of the sale and assignment of any Leases requiring such approval, SELLER will continue to hold record title to such Leases as nominee for BUYER. Until the required approvals are obtained, SELLER will act only upon and in accordance with BUYER's specific written instructions and will have no authority, responsibility or discretion to perform any tasks with respect to such Leases other than purely administrative or ministerial tasks, unless otherwise specifically requested and authorized by BUYER in writing. If any required approval is finally denied, SELLER shall refund to BUYER, in cash, the portion of the Purchase Price allocated to the Leases (the "Allocated Value") as set forth on Exhibit "C" hereto, for which the approval was denied and BUYER shall immediately reassign such Leases and other Property to SELLER. If such a reassignment occurs, BUYER shall indemnify and hold SELLER harmless from any and all claims, suits, obligations, liabilities, losses, costs and expenses of any kind or character (unless resulting from the negligence or willful misconduct of SELLER) relating to such Leases and other Property accruing between Closing Date and the date on which BUYER reassigns the Leases and other Property to SELLER.

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5.3   TITLE AND ENVIRONMENTAL DEFECTS.

      5.3.1 BUYER will review title to the Property prior to Closing and notify SELLER in writing of any title defect or environmental defect (collectively, a "Defect") it discovers as soon as reasonably practicable after its discovery, but in no event less than ten (10) business days prior to the Closing Date in the case of a title defect or ten (10) business days prior to the Closing Date in the case of an environmental defect. BUYER will be deemed to have conclusively waived any title defect about which it fails to notify SELLER in writing within the applicable period specified in the preceding sentence.

      5.3.2 If BUYER properly notifies SELLER of any material Defect, BUYER shall have the option to either (i) waive the Defect and close, (ii) request SELLER to cure the Defect, but SELLER will have no obligation to cure any Defects in the Property, or (iii) if SELLER declines to cure a material Defect, exclude the portion of the Property affected by the defect from the transaction under this Agreement, in which case the Purchase Price will be reduced by the Allocated Value of the excluded Property. If BUYER asks SELLER to cure a material Defect, and SELLER agrees to attempt to cure the Defect, the Closing with respect to the affected Property only will be deferred and SELLER will have thirty (30) days after the Closing Date to correct the Defect, in the case of a title defect, or one hundred twenty (120) days in the case of an environmental defect. With respect to all such material Defects that SELLER fails to cure to the reasonable satisfaction of BUYER, BUYER may rescind its purchase of that portion of the Property affected by those Defects. Notwithstanding the foregoing provisions of this Section 5.3.2, if on the Closing Date the Allocated Value of the Property affected by all uncured material Defects of which SELLER has been properly notified and which have not been cured by Seller or waived by BUYER, together with the Allocated Value of portions of the Property for which preferential purchase rights have been exercised, exceeds twenty percent (20%) of the Purchase Price, either BUYER or SELLER may terminate this Agreement, and neither party will have any further rights or obligations under this Agreement.

      5.3.3 (a) For the purpose of this Agreement, a material title defect ("Defective Interest") shall be any matter that, in the opinion of BUYER, would cause the title to the Property to fail to qualify as marketable title. Marketable title shall mean a title that can be deduced from the applicable county, state and federal records and is such that (i) a reasonable and prudent person engaged in the business of the ownership, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would be willing to accept title to the Property, (ii) the title is free and clear from liens and encumbrances that would materially reduce, impair or prevent BUYER from receiving payment from the purchasers of production, or which would materially impair or reduce the economic benefit BUYER could reasonably expect from acquiring the Property; and (iii) defects asserting a change in working interest or net revenue interest wherein SELLER's working interest is increased or SELLER's net revenue interest is decreased from that set forth on Exhibit A, Part II attached hereto. Neither the environmental condition of the Property nor any failure to obtain Consents to the transfer of Related Contracts will be considered a title defect under this Section 5.3.3.

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            (b) For purposes of this Agreement, a material environmental defect shall be any circumstance on or related to the Property which, in the opinion of BUYER, constitutes an Environmental Obligation (as defined in Section 8.3) requiring remediation, control or other response under environmental laws as in effect on the date hereof and which might, under such laws, require BUYER to expend in excess of $25,000 for any single Environmental Obligation or $100,000 for all Environmental Obligations in the aggregate. For purposes of this Section 5.3, obligations described in Section 8.2 shall not be considered Environmental Obligations.

5.4 PREFERENTIAL PURCHASE RIGHTS. Seller has not heretofore sent letters to parties holding preferential purchase rights covering the Properties requesting a waiver of such rights as they may apply to the transactions set forth in this Agreement. With respect to each such preferential purchase right, upon execution of this Agreement SELLER shall send to the holder of such right a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those portions of the Property covered by such rights on the same terms hereof and for the Allocated Value attributable to the portions of the Property to which such rights apply", subject to adjustments in the same manner as the Purchase Price is adjusted pursuant to of this Agreement.

      If, prior to Closing, any holder of a preferential purchase right notifies SELLER that it intends to consummate the purchase of the Properties to which its preferential purchase right applies, then those properties shall be excluded from the Properties to be conveyed to BUYER, and the Purchase Price shall be reduced by the Allocated Value therefor, provided however, that if the holder of such preferential purchase right fails to consummate the purchase of the properties covered by such right, the SELLER shall so notify BUYER, and within fifteen (15) business days after BUYER's receipt of such notice from SELLER, SELLER shall sell to BUYER, and BUYER shall purchase from SELLER, for the Allocated Value attributable to such properties and upon the other terms of this Agreement the Properties to which the preferential purchase right is applied. All properties for which preferential purchase right has been waived or for which the time to exercise has lapsed prior to Closing shall be sold to BUYER at Closing pursuant to the provisions of this Agreement.

5.5 INSPECTION; ASSUMPTION OF RISK. Before Closing, SELLER will permit BUYER and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property at times approved by SELLER. BUYER shall repair any damage to the Property resulting from its inspection and shall indemnify, defend and hold SELLER harmless from and against any and all losses, damages, obligations, claims, liabilities, expenses (including court costs and attorney's fees), or causes of action arising from BUYER's inspecting and observing the Property, including without limitation, claims for personal injuries or death of employees of the BUYER, its contractors, agents, consultants and representatives, and property damages, regardless of whether such claims are caused by the sole or concurrent negligence of SELLER or the condition of the Property, provided however that this indemnity does not apply to the extent these claims result, from the gross negligence or willful misconduct of Seller.

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ARTICLE 6. PRECLOSING OBLIGATIONS

6.1 OPERATIONS. BUYER shall assume all risk and realize all benefits of any such change in condition of the Property from the Effective Date to Closing, including but not limited to change in produced volumes, equipment failure, and well completions, except to the extent any change in condition is directly caused by the gross negligence or willful misconduct of SELLER. Notwithstanding the foregoing, if prior to Closing all or any portion of the Property is substantially damaged or destroyed by fire or other casualty ("Casualty Defect"), SELLER shall promptly notify BUYER after SELLER learns of such event. SELLER shall have the right but not the obligation to cure the Casualty Defect by repair or replacement, to BUYER's reasonable satisfaction, with equivalent items no later than Closing. If any uncured Casualty Defect exists at Closing, BUYER shall proceed to purchase the affected portion of the Property, and the Purchase Price shall be reduced by the aggregate reduction in value of the affected portion of the Property as determined by the mutual agreement of the parties.

6.2 PERMITS AND APPROVALS. SELLER will use its reasonable efforts to obtain all necessary consents, approvals, or filings for the sale of the Property as may be required under any agreement or governmental law or regulation.

ARTICLE 7. CLOSING; FINAL SETTLEMENT

7.1 CLOSING DATE. Unless BUYER and SELLER otherwise agree, the closing of this purchase and sale (the "Closing") will occur on or before July 15, 1997 (the actual date on which Closing occurs being the "Closing Date") in SELLER's offices in Englewood, Colorado. Provided, however, if BUYER is diligently pursuing its review of the Property but desires an extension of Closing, BUYER may give SELLER a written request that Closing be delayed to no later than August 1, 1997, and SELLER shall not unreasonably refuse such request. If SELLER and BUYER agree to close the purchase and sale of the Property by mail rather than in person, the Closing Date of this transaction sale will be the date on which SELLER receives payment of the Purchase Price.

7.2 CONDITIONS TO CLOSING BUYER or SELLER are not obligated to close the transactions that are the subject of this Agreement if:

      7.2.1 Any matter represented or warranted by the other party in this Agreement is not true, or is misleading in any material respect, as of the Closing Date or any material obligation of the other party before the Closing Date is not satisfied on the Closing Date.

      7.2.2 Any suit or other proceeding is pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transaction that is the subject of this Agreement, or there is reasonable basis for any such suit or other proceeding.

      7.2.3 Any necessary waiver of Preferential Rights and Consents (other than Consents typically obtained after Closing and Consents to the transfer of Related Contracts) has not been obtained or waived.

      7.2.4 SELLER shall not be obligated to close the transactions that are the subject of this Agreement if BUYER has failed to deliver any notice or document to SELLER that this Agreement requires BUYER to deliver to SELLER prior to Closing.

      7.2.5 BUYER shall not be obligated to close the transactions that are the subject of this Agreement if SELLER has failed to deliver any notice or document to BUYER that this Agreement requires SELLER to deliver to BUYER prior to Closing.

7.3 CLOSING. SELLER and BUYER have the following obligations at Closing:

      7.3.1 SELLER'S OBLIGATIONS. At Closing, SELLER shall deliver to BUYER:

            (i) An executed and acknowledged Assignment and Bill of Sale (in sufficient counterparts for recording) in the form of Exhibit B (the "Assignment and Bill of Sale");

            (ii) The Stock Agreement, executed by SELLER;

            (iii) Letters in lieu of transfer orders, in a form satisfactory to BUYER, signed by SELLER and addressed to all parties which pay SELLER for Hydrocarbons produced from the Property directing such party to pay BUYER for all such Hydrocarbons produced and sold after the Effective Date.


            (iv) Any other appropriate instruments necessary to effect or support the transaction contemplated in this Agreement, including, without limitation, any lease assignment forms or other forms or filings required by federal or state agencies to transfer ownership of the Property.

            (v Written notification that applicable preferential purchase rights have been waived or the time within which they were required to be exercised has lapsed.

      7.3.2 BUYER'S OBLIGATIONS. At Closing, BUYER shall:

            (i) Pay SELLER the cash portion of the Purchase Price adjusted for pre-closing adjustments provided in this Agreement, either by cashier's check or wire transfer of immediately available funds into an account designated by SELLER according to SELLER's instructions, and deliver the Stock;

            (ii) Deliver the Purchase Warrant, executed by BUYER, to SELLER;

            (iii) Deliver the Stock Agreement, executed by BUYER, to SELLER;

            (iv) Deliver a certificate or multiple certificates (as SELLER may reasonably request) representing the Stock to SELLER;

            (v) Execute any ratification and joinder instruments required to transfer SELLER's rights, obligations and interests in the Related Contracts and other Property; and

            (vi) Execute any applications necessary to transfer regulatory permits to which the Property is subject, and which SELLER has agreed to transfer under this Agreement.

      7.3.3 DOCUMENT PREPARATION. Unless SELLER and BUYER otherwise agree, SELLER will prepare any closing documents to be executed on mutually agreed to forms and delivered under Sections 7.3.1 and 7.3.2 at Closing.

7.4   POST-CLOSING   OBLIGATIONS.   SELLER  and  BUYER   have  the   following
post-closing obligations:

      7.4.1 RECORDS. Within fifteen (15) days after Closing, SELLER shall deliver to BUYER the originals (or if originals are not available, legible copies) the Records, at a location designated by BUYER. BUYER shall use its best efforts to preserve and maintain the Records for at least seven (7) years after the Closing Date. BUYER shall notify SELLER before destroying any of the Records during such period. SELLER reserves the right to access and copy (at its own expense) the Records for seven (7) years after the Closing Date, and BUYER agrees to provide access to the Records to SELLER during normal business hours.

      7.4.2 RECORDING AND FILING. BUYER, within thirty (30) days after Closing, shall (i) record the Assignment and Bill of Sale and all other instruments that must be recorded to effectuate the transfer of the Property; and (ii) file for approval with the applicable government agencies all state and federal transfer and assignment documents for the Property. BUYER shall provide SELLER a recorded copy of the Assignment and Bill of Sale and other recorded instruments, and approved copies of the state and federal transfer and assignment documents as soon as they are available.

      7.4.3 Final SETTLEMENT STATEMENT. SELLER shall deliver to BUYER, within 120 days after the Closing Date, a final settlement statement that will adjust the Purchase Price for revenues and expenses not accounted for in the Closing adjustments as follows.

      7.4.3.1 The Purchase Price will be adjusted upward by the amount of:

                   (i) All actual production expenses, operating expenses, overhead charged under applicable operating agreements, and capital expenditures, which must be BUYER approved if the expenditure exceeds the amount allowed for under the applicable joint operating agreement, (including without limitation royalties, minimum royalties, rentals and prepaid charges) paid by SELLER and attributable to operation of the Property on and after the Effective Date;

                   (ii) The value of the Stock Tank Oil, less applicable taxes, royalties and burdens which shall be paid by SELLER, as provided in Section
1.3.1 of this Agreement, and any proceeds received by BUYER for the sale of production from the Property before the Effective Date; and

                   (iii)Any other amounts to which SELLER is entitled under this Agreement, including provisions under Article 10, that are not paid as part of the Purchase Price at Closing.

            7.4.3.2 The Purchase Price will be adjusted downward by the amount of:

                   (i) Any proceeds received by SELLER for production from the Property on and after the Effective Date, as provided in Section 1.3.2 of this Agreement;

                   (ii) Any other amounts to which BUYER is entitled under this Agreement, including provisions under Article 10, that are not paid or reimbursed at Closing.

      SELLER's failure to deliver the final settlement statement within 120 days will not constitute a waiver of any right to an adjustment otherwise due.

      7.4.4 FINAL SETTLEMENT. The parties will attempt to agree to the final settlement statement within 30 days after delivery to BUYER, and settlement will be made by company check, or wire transfer, at the receiving party's option, within 15 days after agreement. Thereafter, if SELLER or BUYER receives additional proceeds or pays additional expenses for or on behalf of the other party, they shall promptly invoice the other party for expenses paid or remit to the other party any proceeds received. All adjustments to the Purchase Price due to the Final Settlement Statement shall be made in cash. Interest will accrue on the amount of such final settlement at the prime commercial lending rate of Comerica Bank - Texas from time to time, plus 2%, or the maximum legal rate, whichever is less, from the one hundred twenty-first day following Closing until paid.


      7.4.5 FURTHER ASSURANCES. BUYER and SELLER agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.

ARTICLE 8. ASSUMPTION OF OBLIGATIONS

8.1 OWNERSHIP AND OPERATIONS. Upon and after Closing, BUYER shall assume and perform all the rights, duties, obligations and liabilities of ownership of the Property accruing after the Effective Date, including without limitation: (i) all of the express and implied obligations and covenants after the Effective Date under the terms of the Leases, the Related Contracts and all other orders and contracts to which the Property is subject; (ii) responsibility for all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Property is subject accruing after the Effective Date; and (iii) all other obligations assumed by BUYER under this Agreement. SELLER remains responsible for all costs, expenses and liabilities incurred by SELLER in connection with the ownership of the Property before the Effective Date, except those for which BUYER indemnities SELLER, or which BUYER assumes in this Agreement.

8.2 PLUGGING AND ABANDONMENT OBLIGATIONS. From and after the Effective Date, BUYER assumes full responsibility and liability for the following obligations of SELLER related to the Property (the "Plugging and Abandonment Obligations"): (i) plugging, and abandoning all Wells; (ii) removing and disposing of all structures and equipment located on or comprising part of the Property, (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Property; (iv) restoring the leasehold premises of the Property, both surface and subsurface, to the condition they were in before commencement of oil and gas operations, as may be required by applicable laws, regulation or contract; and (v) any necessary disposal of Property contaminated by naturally occurring radioactive material ("NORM"). BUYER's obligations under this Section 8.2 include without limitation obligations arising from contractual requirements and demands made by authorized regulatory bodies or parties claiming a vested interest in the Property. With respect to any non-operating interests in the Property being transferred to BUYER under this Agreement, BUYER shall assume full responsibility and liability, from and after the Effective Date, for that portion of the Plugging and Abandonment Obligations of SELLER for which non-operators are responsible. Notwithstanding anything to the contrary contained herein, SELLER shall be responsible for all costs of such plugging and other operations actually performed prior to the Effective Date.

8.3 ENVIRONMENTAL OBLIGATIONS. From and after the Effective Date, with respect to the non-operating interests in the Property being transferred to BUYER under this Agreement, BUYER agrees to assume full responsibility and liability for that portion of the following occurrences, events and activities on or relating to the Property (the "Environmental Obligations") for which non-operators are responsible, whether arising before or after the Effective Date: (i) environmental pollution or contamination, including pollution of the soil, groundwater or air; (ii) underground injection activities and waste disposal onsite or offsite; (iii) clean-up responses, and the cost of remediation, control or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds or lagoons; (iv) failure to comply with applicable land use, surface disturbance, licensing or notification requirements; and (v) violation of environmental or land use rules, regulations, demands or orders of appropriate state or federal regulatory agencies.

ARTICLE 9. INDEMNITIES

9.1 SELLER'S INDEMNITY. Except as otherwise provided herein and for a period of one year from Closing, SELLER shall assume and indemnify and hold harmless BUYER and its subsidiaries, affiliates, and parents, and its and their employees, representatives, officers, directors, attorneys and agents from and against all claims, expenses (including attorneys' fees), damages, losses, liabilities, obligations, penalties, and assessments relating to the Property (a) which accrue or relate to occurrences or operations prior to the Effective Date including, without limitation, claims, expenses, damages, losses, liabilities, obligations, penalties, and assessments in connection with owning, operating, developing, and maintaining any of the Property prior to the Effective Date, or
(b) resulting from any breach by SELLER of any of SELLER's representations, warranties, covenants, indemnities, and other agreements set forth in this Agreement. SELLER's indemnity of BUYER shall include Environmental Obligations arising before the Effective Date and which was either a violation of, or required clean-up, remediation, or other response under environmental laws as they existed on the Closing Date, except environmental defects raised by BUYER pursuant to Section 5.3, provided SELLER shall not indemnify BUYER with respect to any such Environmental Obligation (i) as to which BUYER does not give SELLER written notice on or prior to the first anniversary of the Closing Date or (ii) as to which the cost to BUYER resulting from such Environmental Obligation is less than $25,000 individually. Notwithstanding the foregoing provisions, SELLER's indemnity shall be limited to Environmental Obligations in aggregate not to exceed the Purchase Price.

9.2 BUYER'S INDEMNITY. Except as otherwise provided herein, BUYER shall assume and indemnify and hold harmless SELLER and its subsidiaries, affiliates, and parents, and its and their employees, representatives, offices, directors, attorneys and agents from and against all claims, expenses (including attorneys' fees), damages, losses, liabilities, obligations, penalties, and assessments relating to the portion of the Property transferred to BUYER (a) which arise or relate to occurrences or operations on or after the Effective Date including, without limitation, claims, expenses, damages, losses, liabilities, obligations, penalties, and assessments in connection with owning, operating, developing, and maintaining any of the portion of the Property transferred to BUYER on or after the Effective Date, or (b) resulting from any breach by BUYER of any of BUYER's representations, warranties, covenants, indemnities, and other agreements set forth in this Agreement.

9.3 CLAIMS. Promptly upon the discovery thereof SELLER or BUYER, as may be the case, shall give written notice to the other of any claim with respect to which the party giving notice asserts it is entitled to indemnity or payment pursuant to this Article 9. For the purpose of this Article the party giving notice of a claim shall be referred to as the "Indemnified Party" and the party receiving notice of a claim shall be referred to as the "Indemnifying Party". In the event that the Indemnified Party gives notice of a claim to the Indemnifying Party, such notice shall set forth the facts known to the Indemnified Party pertaining to the claim, and shall specify the manner in which the Indemnified Party proposes to respond to the claim. Within ten (10) days of receipt of such notice the Indemnifying Party shall state in writing: (i) whether the Indemnified Party may proceed to respond to the claim in the manner set forth in its notice; or
(ii) whether the Indemnifying Party shall assume responsibility for and conduct negotiations, defense, or settlement of the claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed.

 9.4 NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL ("NORM"). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER PROPERTY. SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT, AND OTHER PROPERTY. BUYER shall indemnify, defend and hold SELLER harmless from and against any and all Claims (including without limitation cleanup and disposal costs) arising out of the existence of NORM on any portion of the Property transferred to BUYER under this Agreement.


ARTICLE 10. TAXES AND EXPENSES.

10.1 RECORDING EXPENSES. BUYER shall pay all costs of recording and filing the Assignment and Bill of Sale for the Property, all state and federal transfer and assignment documents, and all other instruments.

10.2 AD VALOREM, REAL PROPERTY AND PERSONAL PROPERTY TAXES. All Ad Valorem Taxes, Real Property Taxes, Personal Property Taxes, and similar obligations ("Property Taxes") of the Property are SELLER's obligation for periods billed before the Effective Date and BUYER's obligation for periods billed on and after the Effective Date. On a mutually agreeable basis, BUYER and SELLER shall each pay its proportionate share of these taxes, prorated as of the Effective Date, as a post-closing adjustment under Article 7.4 of this Agreement. If Property Taxes for the current tax year of 1997 have not been assessed and paid as of the Closing Date, the SELLER shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year. If Property Taxes for the tax year of 1997 have been assessed and paid as of the Closing Date, the BUYER will reimburse the SELLER for its proportionate share of these taxes, prorated as of the Effective Date, as a post-closing adjustment under Article 7.4 of this Agreement.

10.3 SEVERANCE TAXES. SELLER shall bear and pay all severance taxes to the extent attributable to production from the Property before the Effective Date. SELLER shall withhold and pay on behalf of BUYER all such taxes relating to production from the Property between the Effective Date and the Closing Date. BUYER shall bear and pay all such taxes on production from the Property on and after the Closing Date. If either party pays taxes owed by the other, upon receipt of evidence of payment, the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

10.4 TAX REPORTING SELLER and BUYER agree that this transaction is not subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, accordingly, IRS Form 8594, Asset Acquisition Statement, is not required and will not be filed for this transaction. If the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Property.

10.5 SALES TAXES. Subject to Closing and Post-Closing Adjustments to the Purchase Price, BUYER shall remit all applicable state and county sales taxes due after Closing on the Property.

ARTICLE 11. MISCELLANEOUS

11.1 PRESS RELEASES. Neither party may make press releases or other public announcements concerning this transaction, without the other party's prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.

11.2 NOTICES. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

      SELLER:                                BUYER:
      Belleview 1992 Income Fund L.P.        Cliffwood Oil & Gas Corporation
      10 Inverness Dr. East, Ste. 101        110 Cypress Station Dr., Ste. 220
      Englewood, Colorado 80112              Houston, TX 77090
      Attn:  Michael J. Foy                  Attn: Frank A. Lodzinski - Pres.
      FAX:  303-706-1029                     FAX: 281-537-8324

      Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

11.4 EFFECTIVE DATE. The Effective Date of this Agreement will be 11:59 p.m., local time, where the Property is located, on the date set forth in the Preamble.

11.5 BINDING EFFECT; ASSIGNMENT. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other, unless the assignment occurs by merger, reorganization or sale of all of a party's assets. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties, and their successors and permitted assigns. This Agreement shall not be assigned by BUYER without the consent of SELLER or by SELLER without the consent of the BUYER, except that SELLER or BUYER may assign its rights hereunder to any subsidiary or affiliate. This provision pertains to this Agreement only and does not require BUYER to obtain the consent of SELLER prior to selling all or any part of the Property after Closing.

11.6 ENTIRETY OF AGREEMENT; AMENDMENT. This Agreement, including the Exhibits hereto, along with the Stock Agreement and the Purchase Warrant, constitutes the entire understanding between the parties with respect to subject matter hereof, superseding all negotiations, prior discussions, representations, and prior agreements and understandings relating hereto.

11.7 SUCCESSORS AND ASSIGNS. This Agreement binds and inures to the benefit of the parties hereto their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended, to confer upon any other person or entity any benefits, rights, or remedies.

11.8 GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY AND MUST BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION.

11.9 SURVIVAL. All of the representations, warranties, and agreements of or by the parties to this Agreement survive the execution and delivery of the Assignment and Bill of Sale and the transfer of the Property to BUYER.

11.10 EXHIBITS. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement. In the event of a conflict between the provisions of the Exhibits or the executed Assignment and Bill of Sale and the foregoing provisions of this Agreement, the provisions of this Agreement take precedence over the foregoing Exhibits and the executed Assignment and Bill of Sale . In the event of a conflict between the provisions of the pro forma Assignment and Bill of Sale attached to this Agreement as Exhibit B and the executed Assignment and Bill of Sale, the provisions of the executed Assignment and Bill of Sale take precedence.

11.11 OPERATORSHIP. Upon and after Closing, SELLER shall take all action and execute all documents reasonably requested by BUYER so as to have BUYER named as successor operator on those portions of the Property where SELLER is operator as of the date hereof.

The authorized representatives of SELLER and BUYER sign below indicating their agreement to the terms of this Agreement.


SELLER:                                 BUYER:
BELLEVIEW 1992 INCOME FUND L.P.             CLIFFWOOD OIL & GAS CORP.

By:  /S/ MICHAEL J. FOY                 By:  /S/ FRANK A. LODZINSKI

    Belleview Capital Corp.,                      Frank  A. Lodzinski, President
    General Partner
    Michael J. Foy, President

Date: /S/ JUNE 10,1997                  Date:  /S/ JUNE 12, 1997



CORPORATE ACKNOWLEDGMENTS

STATE OF COLORADO             SS.
                              SS.
COUNTY OF ARAPAHOE            SS.

      On this /S/ 10TH_ day of June, 1997, before me personally appeared Michael
J. Foy, who, being by me duly sworn, did say that he is the President of Belleview Capital Corp., General Partner of Belleview 1992 Income Fund, L.P. and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said Michael J. Foy acknowledged said instrument to be the free act and deed of said corporation.

      WITNESS my hand and official seal.

                                             /S/ LINDA A. MERGES
                                             Notary Public
                                             State of Colorado


My Commission Expires:
/S/ AUGUST 12, 1998__

STATE OF TEXAS   SS.
                 SS.
COUNTY OF HARRIS SS.

      On this /S/ 12TH_day of June, 1997, before me personally appeared Frank A. Lodzinski, being by me duly sworn, did say that he is the President of Cliffwood Oil & Gas Corp., and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said Frank A. Lodzinski acknowledged said instrument to be the free act and deed of said corporation.

      WITNESS my hand and official seal.

                                             /S/ CHRISTINA S. BARRILE
                                             Notary Public
                                             State of Texas


My Commission Expires:
/S/ NOVEMBER 8, 2000